ANCHOR
                                GOLD & CURRENCY
                                    TRUST



                   -----------------------------------------
                               SEMI-ANNUAL REPORT
                   -----------------------------------------




                                 JUNE 30, 1999
                                  (UNAUDITED)

--------------------------------------------------------------------------------
                         ANCHOR GOLD AND CURRENCY TRUST
--------------------------------------------------------------------------------


  Comparison of the Change in Value of a $10,000 Investment in the Anchor Gold
              & Currency Trust and Gold Bullion and the XAU Index




                               [GRAPHIC OMITTED]

                 ----------------------------------------------
                          Anchor Gold & Currency Trust
                           Average Annual Total Return
                 ----------------------------------------------

                  Six Months*   1 Year      5 Year     10 Year

                   (13.37%)    (15.29%)    (8.46%)     (2.34%)

                 ----------------------------------------------

    *Not Annualized for the period from December 31, 1998 to June 30, 1999.

--------------------------------------------------------------------------------
                         ANCHOR GOLD AND CURRENCY TRUST
--------------------------------------------------------------------------------

                CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
                                  JUNE 30, 1999
                                   (Unaudited)



Assets:
Investments at quoted market value (cost $14,075,568;
 see Schedule of Investments, Notes 1, 2, & 5).................   $ 10,624,056
Cash  .........................................................        426,614
Dividends and interest receivable..............................          5,789
Other assets...................................................          1,809
                                                                   ------------
     Total assets..............................................     11,058,268
                                                                   ------------

Liabilities:
Accrued expenses and other liabilities (Note 3)................         25,841
                                                                   ------------
     Total liabilities.........................................         25,841
                                                                   ------------

Net Assets:
Capital stock (9,829,269 shares of no par value stock authorized,
 amount paid in on 3,036,896 shares outstanding) (Note 1)......     19,632,947
Accumulated undistributed net investment income (Note 1).......       (785,292)
Accumulated realized loss from security transactions, net (Note 1)  (4,363,716)
 Net unrealized depreciation in value of investments (Note 2)..     (3,451,512)
                                                                   ------------
     Net assets (equivalent to $3.63 per share, based on
      3,036,896 capital shares outstanding)....................   $ 11,032,427
                                                                   ============

================================================================================
                         ANCHOR GOLD AND CURRENCY TRUST
================================================================================


                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  JUNE 30, 1999
                                   (Unaudited)

Income:
 Dividends.....................................................   $     10,981
 Interest......................................................        129,036
                                                                   ------------
     Total income..............................................        140,017
                                                                   ------------

Expenses:
 Management fees (Note 3)......................................         43,838
 Pricing and bookkeeping fees (Note 4).........................          8,742
 Custodian fees................................................          6,029
 Trustees' fees and expenses...................................          5,967
 Audit and accounting fees.....................................          3,740
 Legal fees....................................................          3,665
 Transfer fees (Note 4)........................................            498
 Other expenses................................................          1,733
                                                                   ------------
     Total expenses............................................         74,212
                                                                   ------------

Net investment income..........................................         65,805
                                                                   ------------

Realized and unrealized loss on investments:
  Realized loss on investments-net.............................     (1,330,154)
  Decrease in net unrealized appreciation in investments.......       (437,428)
                                                                   ------------
     Net loss on investments...................................     (1,767,582)
                                                                   ============

Net decrease in net assets resulting from operations...........   $ (1,701,777)
                                                                   ============

================================================================================
                         ANCHOR GOLD AND CURRENCY TRUST
================================================================================

                CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS



                                            Six Months Ended
                                               June 30, 1999      Year Ended
                                               (Unaudited)    December 31, 1998
                                           ------------------------------------
From operations:
 Net investment income........................... $    65,805    $     159,000
 Realized loss on investments, net...............  (1,330,154)        (654,950)
  Decrease in net unrealized
   appreciation in investments...................    (437,428)         (85,345)
                                                  --------------  -------------
 Net decrease in
   net assets resulting from operations..........  (1,701,777)        (581,295)
                                                  --------------  -------------
Distributions to shareholders:
 From net investment income ($0.20 per share in
 1998)..........................................       --             (586,664)
                                                  --------------  -------------
     Total distributions to shareholders.........      --             (586,664)
                                                  --------------  -------------
From capital share transactions:

                                Number of Shares
                                 1999     1998
                            -----------------------
 Proceeds from sale of
  shares..................    --            --         --              --
 Shares issued to share-
  holders in distributions
  reinvested..............    --         132,619       --              555,675
 Cost of shares redeemed..    --         (15,497)      --              (71,169)
                            ----------  ---------- =============   ============
 Increase (decrease) in net
  assets resulting from
  capital
  share transactions......    --         117,122       --              484,506
                            ==========  ==========  -------------  ------------

Net decrease in net assets.......................  (1,701,777)        (683,453)
Net assets:
  Beginning of period............................  12,734,204       13,417,657
                                                  ==============  =============
  End of period (including undistributed
   net investment income of $(785,292)
      and $(851,097), respectively).............. $ 11,032,427    $  12,734,204
                                                  ==============  =============

================================================================================
                         ANCHOR GOLD AND CURRENCY TRUST
================================================================================


                CONSOLIDATED  SELECTED  PER SHARE DATA AND  RATIOS
                 (for a share outstanding throughout each period)



                           Six Months
                             Ended
                            June 30,            Year Ended December 31,
                              1999
                          (Unaudited)    1998       1997       1996       1995
                          -----------------------------------------------------
Investment income........  $ (0.60)     $(0.19)     $0.08      $0.03      $0.04
Expenses, net............    (0.32)      (0.09)      0.05       0.07       0.06
                          -----------------------------------------------------
Net investment income
(loss)...................   (0.28)      (0.10)       0.03      (0.04)     (0.02)
Net realized and
 unrealized
 gain (loss) on
 investments.............   (0.28)      (0.11)     (1.68)      0.61       0.11
Distributions to
 shareholders:
  From net investment
   income................     --         (0.20)     (0.01)      --         --
  From net realized gain
     on investments......     --          --         --         --         --
                          -----------------------------------------------------
Net (decrease) increase
 in net asset value......    (0.56)      (0.41)     (1.66)      0.57       0.09
Net asset value:
 Beginning of period.....     4.19        4.60       6.26       5.69       5.60
                          =====================================================
 End of period...........    $3.63       $4.19      $4.60      $6.26      $5.69
                          =====================================================

Total Return*............  (13.37%)     (4.57%)   (26.36%)   (10.02%)     1.61%
Ratio of expenses to
 average net assets......    1.26%       1.27%      1.12%      1.10%      1.10%
Ratio of net investment
 income
 (loss) to average net
 assets..................    1.11%       1.20%      0.78%     (0.60%)    (0.47%)
Portfolio turnover.......     0.01        0.53       0.24       0.18       0.17
Average commission rate
paid.....................   0.0200      0.0403     0.0454     0.0389     0.0441
Number of shares out-
 standing at end of
 period.................. 3,036,896  3,036,896 2,919,774  3,688,612   3,688,612



*Not Annualized for the six months ended June 30, 1999.

================================================================================
                         ANCHOR GOLD AND CURRENCY TRUST
================================================================================


                      CONSOLIDATED SCHEDULE OF INVESTMENTS
                                  JUNE 30, 1999
                                   (Unaudited)
                                                                      Value
  Quantity                                                           (Note 1)
COMMON STOCKS -- 19.27%
           Gold/Silver Mining Stocks
  140,000  Aquiline Resources Incorporated..........................$   11,200
   10,000  Canabrava Diamond Corporation............................     4,500
   45,000  Euro Nevada Mining Corporation Limited...................   534,600
   30,000  Franco Nevada Mining Corporation.........................   467,400
   40,000  Golden Star Resources Limited............................    30,000
  210,000  Guyanor Resources SA*....................................    65,100
  300,000  Miramar Mining Corporation...............................   183,000
   30,000  Normandy Mining Ltd. ADR.................................   208,800
  247,200  Northern Orion Exploration Limited*......................    42,024
   10,000  Southwestern Gold Corporation............................    23,100
  165,900  Universal Gold Limited*..................................   542,493
  350,000  War Eagle Mining Company Incorporated....................    14,000
                                                                    -----------
          Total common stocks (cost $5,525,640)....................  2,126,217
                                                                    -----------

FOREIGN TIME DEPOSITS -- 77.03%
5,270,151  Euro Time Deposit, maturing 07/08/99, at 2.500% ......... 5,433,526
2,972,176  Euro Time Deposit, maturing 07/16/99, at 2.450% ......... 3,064,313
                                                                    -----------
           Total foreign time deposits (cost $8,549,928)............ 8,497,839
                                                                    -----------

          Total investments (cost $14,075,568)..................... 10,624,056
                                                                    -----------

CASH & OTHER ASSETS, LESS LIABILITIES -- 3.70%.....................    408,371
                                                                    ===========
           Total Net Assets.........................................$11,032,427
                                                                    ===========


* Non income producing security

================================================================================
                         ANCHOR GOLD AND CURRENCY TRUST
================================================================================


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1999
                                   (Unaudited)


1. Significant accounting policies:
   Anchor Gold and Currency Trust, a Massachusetts business trust (the "Trust"), is registered under the Investment Company Act of 1940, as amended, as a non-diversified, closed-end investment management company. The following is a summary of significant accounting policies followed by the Trust which are in conformity with those generally accepted in the investment company industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
   A. Investment securities--
     Security transactions are recorded on the date the investments are purchased or sold. Each day, at noon, securities traded on national security exchanges are valued at the last sale price on the primary exchange on which they are listed, or if there has been no sale by noon, at the current bid price. Other securities for which market quotations are readily available are valued at the last known sales price, or, if unavailable, the known current bid price which most nearly represents current market value. Options are valued in the same manner. Foreign currencies and foreign denominated securities are translated at current market exchange rates as of noon. Gold bullion is valued each day at noon based on the New York spot gold price. Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis. Gains and losses from sales of investments are calculated using the "identified cost" method for both financial reporting and federal income tax purposes.
   B.Income Taxes-- The Trust has elected to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute each year all of its taxable income to its shareholders. No provision for federal income taxes is necessary since the Trust intends to qualify for and elect the special tax treatment afforded a "regulated investment company" under subchapter M of the Internal Revenue Code. Income and capital gains distributions are determined in accordance with federal tax regulations and may differ from those determined in accordance with generally accepted accounting principles. To the extent these differences are permanent, such amounts are reclassified within the capital accounts based on their federal tax basis treatment; temporary differences do not require such reclassification. During the current fiscal year, permanent differences, primarily due to foreign currency gains increasing net investment income, resulted in a net increase in undistributed net investment income and a increase in accumulated realized loss from security transactions. This reclassification had no affect on net assets.
   C. Capital Stock-- The Trust records the sales and redemptions of its capital stock on trade date.

================================================================================
                         ANCHOR GOLD AND CURRENCY TRUST
================================================================================


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1999
                                   (Unaudited)
                                   (Continued)

   D.Principles  of  Consolidation--  The  consolidated  statements  include the consolidated operations of Anchor Gold & Currency Limited of which the Trust owns all outstanding shares. Intercompany receivables, payables and transactions have been eliminated.
   E.Foreign Currency-- Amounts  denominated in or expected to settle in foreign currencies are translated into United States dollars at rates reported by a major Boston bank on the following basis:
      1. Market value of investment securities, other assets and liabilities at the 12:00 noon Eastern Time rate of exchange at the balance sheet date.
      2. Purchases and sales of investment securities, income and expenses at the rate of exchange prevailing on the respective dates of such transactions (or at an average rate if significant rate fluctuations have not occurred). The Trust does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments. Reported net realized foreign exchange gains or losses arise from sales and maturities of short term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Trust's books, and the United States dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the value of assets and liabilities other than investments in securities at fiscal year end, resulting from changes in the exchange rate.

2. Tax basis of investments:
   At June 30, 1999, the total cost of investments for federal income tax purposes was identical to the total cost on a financial reporting basis. Aggregate gross unrealized appreciation in investments in which there was an excess of market value over tax cost was $497,321. Aggregate gross unrealized depreciation in investments in which there was an excess of tax cost over market value was $3,948,833. Net unrealized depreciation in investments at June 30, 1999 was $3,451,512.

3. Investment advisory service agreements:
   The investment advisory contract with Anchor Investment Management Corporation (the "investment adviser") provides that the Trust will pay the adviser a fee for investment advice based on 3/4 of 1% per annum of average daily net assets. At June 30, 1999, investment advisory fees of $7,516 were due and were included in "Accrued expenses and other liabilities" in the accompanying Consolidated Statement of Assets and Liabilities. David Y.
   Williams, a Trustee of the Trust, is President and a Director of the Investment Adviser.

================================================================================
                         ANCHOR GOLD AND CURRENCY TRUST
================================================================================


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1999
                                   (Unaudited)
                                   (Continued)


4. Certain transactions:
   The Trust has entered into an agreement with Cardinal Investment Services, Inc. for transfer agent and dividend disbursing agent services. Annual fees for these services are $12,000.
   Certain officers and trustees of the Trust are directors and/or officers of the investment adviser and distributor. Meeschaert & Co., Inc., the Trust's distributor, received $120 in brokerage commissions during the six months ended June 30, 1999. Fees earned by Anchor Investment Management Corporation for expenses related to daily pricing of the Trust shares and for bookkeeping services for the six months ended June 30, 1999 were $8,743.

5. Purchases and sales:
   Aggregate cost of purchases and the proceeds from sales and maturities on investments for the six months ended June 30, 1999 were:
     Cost of securities acquired:
       U.S. Government and investments backed by such
       securities.......................................    $     --
       Other investments................................      99,557,961
                                                            ===============
                                                            $ 99,557,961
                                                            ===============
     Proceeds from sales and maturities:
       U.S. Government and investments backed by such
     securities.........................................    $     --
       Other investments................................      99,443,953
                                                            ===============
                                                            $ 99,443,953
                                                            ===============

================================================================================
                         ANCHOR GOLD AND CURRENCY TRUST
================================================================================


                              OFFICERS AND TRUSTEES


ERNIE BUTLER                                          Trustee
President, I.E. Butler Securities

SPENCER H. LE MENAGER                                 Trustee
President, Equity Inc.

DAVID W.C. PUTNAM                                     Chairman
President, F.L. Putnam                                and Trustee
Investment Management Company

J. STEPHEN PUTNAM                                     Vice President and
President, Robert Thomas Securities                   Treasurer

DAVID Y. WILLIAMS                                     President, Secretary
President and Director, Meeschaert & Co., Inc.,       and Trustee
President and Director, Anchor Investment
Management Corporation

================================================================================
                         ANCHOR GOLD AND CURRENCY TRUST
================================================================================



                      INVESTMENT ADVISER AND ADMINISTRATOR
                   Anchor Investment Management Corporation
            579 Pleasant St., Suite 4, Paxton, Massachusetts 01612
                                (508) 831-1171

                                   DISTRIBUTOR
                             Meeschaert & Co., Inc.
             579 Pleasant St., Suite 4, Paxton, Massachusetts 01612

                                 TRANSFER AGENT
                        Cardinal Investment Services Inc.
             579 Pleasant St., Suite 4, Paxton, Massachusetts 01612
                                (508) 831-1171

                                    CUSTODIAN
                         Investors Bank & Trust Company
                200 Clarendon Street, Boston, Massachusetts 02116

                          INDEPENDENT PUBLIC ACCOUNTANT
                            Livingston & Haynes, P.C.
                  40 Grove St., Wellesley, Massachusetts 02482

                                  LEGAL COUNSEL
                             Thorp Reed & Armstrong
              One Riverfront Center, Pittsburgh, Pennsylvania 15222






This report is not authorized for distribution to prospective investors in the Trust unless preceded or accompanied by an effective prospectus which includes information concerning the Trust's record or other pertinent information.